Exhibit 99.3

Fourth Quarter Fiscal 2015 Earnings Prepared Comments

Ashland released results for the quarter ended September 30, 2015, at approximately 5 p.m. EST today. These results are preliminary until we file our Form 10-K with the Securities and Exchange Commission. A copy of the news release, a slide presentation and these prepared remarks have been furnished to the SEC in a Form 8-K. These prepared remarks should be read in conjunction with the slides and earnings release.

We will host a conference call and webcast on Wednesday, November 4, 2015, at 9 a.m. EST to discuss these results.

Slide 2: Forward Looking Statements, Regulation G: Adjusted Results

As shown on Slide 2, our remarks include forward-looking statements, as such term is defined under U.S. securities law.
We believe any such statements are based on reasonable assumptions, but cannot assure that such expectations will be achieved.
Please also note that we will be discussing adjusted results in this presentation. We believe this enhances understanding of our performance by more accurately reflecting our ongoing business.

Slide 3: Highlights

Ashland reported strong earnings per share (EPS) and EBITDA margin growth in the fiscal fourth quarter despite continued headwinds from foreign exchange, weak energy markets and the company’s decision to divest or exit certain non-core product lines. While these factors reduced top-line results, the company’s focus on higher-margin product lines, combined with disciplined margin management and the impact of previous share repurchases contributed to a 14 percent increase in adjusted EPS from the prior year. This marks another quarter of year-over-year EPS growth and EBITDA margin expansion. EBITDA margin climbed 300 basis points to 20.7 percent.

Currency remained a headwind to both sales (-$78 million) and EBITDA (-$17 million).

Ashland reported a GAAP loss of $0.88 per share from continuing operations. After adjusting for key items, earnings per share from continuing operations were $1.62 versus $1.42 in the year-ago period. Ashland’s annual pension adjustment – in which gains and losses are recognized in the year that they occur – accounted for the vast majority of the key items in the quarter.

Separately, in late September Ashland announced a plan to create two industry-leading, publicly traded companies. We believe this decision creates tremendous opportunities for both companies – new Ashland and Valvoline – to focus on a distinct set of strategic objectives and go-to-market priorities. Separation planning and activities are well underway. Ashland is on track to complete the separation consistent with the previously stated timeline.

Slide 4: Key Items Affecting Income

In total, six key items had a net unfavorable impact on EPS from continuing operations of $2.50 in the fourth quarter. These items were as follows:

1)
$7 million after-tax charge related to an impairment of in-process research and development within Ashland Specialty Ingredients. This will be the last such charge related to the acquisition of International Specialty Products (ISP) in 2011;

2)	$5 million after-tax charge related to restructuring activities at a manufacturing facility plus internal separation costs;
3)	$2 million after-tax charge related to adjustments made to environmental reserves during the quarter;
4)	$12 million after tax charge associated with a customer claim;
5)
$149 million after-tax charge related to our annual pension adjustment. Ashland recognizes pension gains and losses in the year they occur. This non-cash, book loss was primarily due to asset returns below our expected long-term rate of return; and

6)	$6 million benefit related to discrete tax items.

The year-ago quarter included five key items with a net unfavorable impact on EPS from continuing operations of $1.77.

Slide 5: Adjusted Results Summary

EBITDA margin expanded 300 basis points from prior year despite currency headwinds and a soft energy market. Overall business mix, good cost execution and margin management drove the solid performance.

Sales were negatively affected by divestitures and exited product lines (-$102 million), currency translation (-$78 million) and continued weakness in the energy market (-$36 million). In addition, sales declined due to pricing adjustments related to lower raw material costs. However, business mix continues to be favorable due to growth in our higher-margin businesses, driving overall margin improvement.

Selling, general and administrative (SG&A) expenses increased sequentially by $22 million driven by higher corporate expenses which are primarily related to the completion of various transition services agreements, higher environmental reserves and pension/OPEB expenses during the fourth quarter.

Slide 6: Ashland Specialty Ingredients – Adjusted Results Summary

Ashland Specialty Ingredients (ASI) Fourth-Quarter Performance Summary
ASI continued to deliver on its stated goals of enhanced business mix, good cost control and positive price over cost. This performance led to an 80-basis-point increase in EBITDA margin when compared to the prior year. This marks the sixth consecutive quarter of year-over-year margin improvement for ASI. EBITDA margin was also consistent with the estimates Ashland outlined at the beginning of the fourth quarter.

Macroeconomic headwinds continued to weigh on sales and volumes during the quarter. As compared with the prior year, sales declined 15 percent. Weak energy markets (-6 percent), foreign currency translation (-5 percent) and exited product lines (-3 percent) were again headwinds to top-line results. Improved product and market mix, together with a focus on manufacturing cost discipline, drove a 240-basis-point improvement in gross margin from prior year. While SG&A was slightly favorable from prior year, on a sequential basis SG&A increased by $6 million driven by higher corporate supporting costs. EBITDA margin climbed 80 basis points to 23.9 percent. The 12 percent reduction in EBITDA was due primarily to foreign currency translation.

Consumer Specialties’ sales declined 6 percent versus the prior year. Foreign currency translation accounted for nearly all of this decline. Within Consumer Specialties’ end markets, we continue to see good penetration of our value-added product lines sold into the pharmaceuticals market, with sales growing 4 percent after adjusting for currency translation.  We continue to gain share in our key technology platforms, where we have capitalized on some of our more differentiated controlled-release chemistries. Overall results within personal-care were mixed. Ashland’s position in the oral-care market remains strong as consumers rely on the performance and functionality that our value-added ingredients deliver to the final product. However, the prior-year quarter was a strong quarter for our products sold into this market, creating a difficult year-over-year comparison. In addition we saw softer demand from our sun-care customers. These results were partially offset by another solid quarter for our products sold into the hair-care market. Our position in this market has been strengthened as a result of Ashland’s strategic realignment last year where we added to ASI’s technology platforms. Since then we have been able to leverage that technology to create new products and strengthen our customer relationships. In total, personal-care sales declined by a currency-adjusted 3 percent. Meanwhile, within the highly competitive nutrition market, we continue to face headwinds to sales and volumes from a market oversupply of a key thickening agent used in a wide variety of foods. In aggregate, Consumer Specialties remains strong as our teams continue to innovate and create new value-added functionality for our customers.

Industrial Specialties’ sales declined 22 percent compared to the prior year. Nearly all of this decline can be attributed to the combined effect of soft energy markets (-11 percent), exited product lines (-6 percent) and foreign currency translation (-4 percent). Within coatings, Ashland continues to see good growth in both North America and EMEA. We expect coatings demand growth in these regions to continue and are excited about our previously announced hydroxyethylcellulose (HEC) expansion projects in Nanjing, China, and Hopewell, Virginia to continue serving these markets. Sales into the energy market declined as rig activity in North America remained sluggish in the quarter. Adhesives volumes and margins improved both on a sequential basis and year-over-year. We also saw growth in our construction additives product lines in Europe.

Outlook
For the first quarter of fiscal 2016, we expect sales to decline sequentially, consistent with normal seasonality. We estimate first-quarter sales to be in the range of $490–$510 million. These results also incorporate the impact from current macro conditions. EBITDA margins are expected to be in the range of 20–21 percent.

Assuming foreign currency exchange rates remain at current levels, we expect to see improving comparisons to prior-year periods beginning in the second fiscal quarter. We also expect to begin lapping the headwinds from energy and exited product lines beginning in the third fiscal quarter.

Slide 7: Ashland Performance Materials – Adjusted Results Summary

Ashland Performance Materials (APM) Fourth-Quarter Performance Summary
APM results outperformed our expectations and exceeded the estimates we shared at the beginning of the fourth quarter. While volumes were generally soft within composites, overall margins improved, reflecting strong pricing discipline. The year-over-year comparison also benefited from the impact of an intermediates and solvents (I&S) plant turnaround in the prior-year period, partially offset by a composites plant turnaround during the most recent quarter. These factors, combined with the effects of divestitures and foreign exchange, led to a 6 percent year-over-year increase in EBITDA for APM. The prior-year quarter also included approximately $8 million of EBITDA contributed by the now-divested elastomers division. Foreign currency translation was also a $2 million headwind to EBITDA.

Results for composites were generally mixed for the quarter. Composites’ volumes in Europe continued to grow, consistent with the adoption of our value-added products into residential construction markets. Volume strength in Europe was offset by softness in North American energy markets. While slowing industrial growth in China had a drag on volumes, we also faced a tough year-over-year comparison from strong sales of flue gas desulfurization products for pollution control systems in China in the prior year. Overall composites sales declined 18% for the quarter. The vast majority of this decline is due to unfavorable foreign currency translation and lower pricing reflecting lower raw-material costs. While the broader macro effects negatively affected top-line results, composites posted another good quarter of year-over-year margin expansion driven by solid pricing discipline. Margins remained strong as our strategic focus on product innovation and application development has continued to generate value for our customers. The planned turnaround of Ashland’s maleic anhydride plant in Neal, West Virginia, in August reduced EBITDA by $5 million, consistent with previous expectations. This plant undergoes a planned turnaround approximately once every four years.

Within I&S, overall results outperformed our prior expectations due to diligent price control, lower raw-material costs and manufacturing cost discipline. However, year-over-year volume growth was offset by weaker product mix and generally soft butanediol (BDO) pricing reflecting a competitive market environment. When compared to the prior-year period, sales declined 22 percent. As previously noted, the turnaround of Ashland’s BDO manufacturing facility in Marl, Germany, in the prior-year period reduced EBITDA by $8 million during that quarter.

Outlook
For the first quarter of fiscal 2016, we expect APM’s results to decline sequentially, consistent with normal seasonality. Softer volumes in composites are expected to be offset by continued pricing discipline, despite lower raw-material costs. We expect to give back some margin within I&S due to more aggressive pricing in the marketplace. APM sales are expected to be in the range of $230–$250 million with EBITDA margin of 13.5–14.5 percent.

For modeling purposes, the first quarter of 2015 included approximately $2 million of EBITDA from the now-divested elastomers division.

Slide 8: Valvoline – Adjusted Results Summary

Valvoline Fourth-Quarter Performance Summary
Valvoline reported record fourth-quarter earnings with EBITDA rising 11 percent, to $97 million, versus the prior year. This marks the eighth consecutive quarter of year-over-year EBITDA growth.  Results were driven by continued margin management, strong channel and product mix, strong same-store sales at Valvoline Instant Oil ChangeSM (VIOC), and solid overall volume growth. Sales growth of our premium products, combined with good margin management, led to the 330-basis-point increase in EBITDA margin when compared to the prior year.

At VIOC, same-store sales at company-owned sites grew by nearly 9 percent. Average ticket increased 2 percent driven by a 3 percentage point increase in premium oil changes and increased revenues from ancillary services. In total, VIOC sales at company-owned stores grew 11 percent versus a year ago. Over the past year, VIOC added 20 stores, bringing the total to 942 stores at the end of September.

Within the DIY channel, lubricant volume was essentially unchanged. Mix was favorable during the quarter. As expected and reported last quarter, the number of promotions normalized during the fourth quarter and was consistent with the prior year.

Within Valvoline’s international channel, volume grew 15 percent, driven by strong execution of our channel-building efforts, and favorable comparison given customer destocking in the year-ago period. Despite the volume growth, international sales declined 6 percent from prior year due to the impact of foreign currency translation. Overall, foreign currency had a negative impact of $26 million to Valvoline’s sales and $3 million to Valvoline’s earnings in the fourth quarter.

Overall mix continued to improve, with premium-branded lubricant sales volume increasing from 37.8 percent to 40.7 percent.

Outlook
For the fiscal first quarter, we expect sales to be in the range of $470–$480 million consistent with normal seasonality patterns. EBITDA margin is expected to remain consistent at approximately 20 percent.

SM Service mark, Ashland or its subsidiaries, registered in various countries

Slide 9: Fiscal Fourth Quarter 2015 – Corporate Items

We incurred a $246 million pre-tax, non-cash pension and other post-retirement charge. This charge was primarily driven by asset returns during fiscal 2015 that were below our expected long-term rate of return. Ashland’s mark-to-market pension and other post-retirement accounting requires that actuarial gains and losses be recognized in the year in which they occur.

As reported previously, during the third quarter Ashland used proceeds from its new $1.1 billion senior unsecured term loan to make a $500 million voluntary contribution to the U.S. qualified pension plans. As a result of this voluntary contribution, Ashland does not expect to have any required contributions to the U.S. qualified pension plans in fiscal year 2016. Funded status of the U.S. qualified plans at the end of 2015 was in the low- to mid-80 percent range. Looking to 2016, total contributions to non-qualified U.S. pension plans, U.S. OPEB plans, and international pension and OPEB plans are expected to be approximately $50 million, which is consistent with contribution amounts for these plans in 2015.

Adjusted corporate income was $34 million for the full year of fiscal 2015. For modeling purposes, we expect adjusted corporate income in 2016 of approximately $40-$50 million, with the increase primarily driven by higher expected pension and other post-retirement income.

Net interest expense in the quarter was $38 million, bringing the full year total to $160 million, or $154 million when adjusted for key items. We expect net interest of approximately $170 million in 2016 assuming no change to 3 month LIBOR rates. The increase in interest expense is due primarily to the forecasted full year impact of an increased debt balance.

The adjusted effective tax rate for the quarter was 23 percent, lower than our prior expectation. The decrease was driven primarily by discrete items. The full year rate of 23 percent was consistent with full fiscal year rate expectations in the range of 23-25 percent. For 2016, we expect our adjusted effective tax rate to be 24-26 percent. However, it should be noted that a number of variables can affect the rate from quarter to quarter. We will continue to share our expectations each quarter regarding the full-year rate.

Trade working capital finished the year at 18.8 percent of sales. This is in line with our previously reported expectations of approximately 18.5 percent in 2015. We expect trade working capital as a percent of sales to be in the range of 19-20 percent in 2016.

Capital expenditures were $118 million in the quarter, bringing the total for the fiscal year to $265 million. This is consistent with our previously reported full year expectations of approximately $265-$275 million. For 2016, we expect to increase capital expenditures to a range of $320-$340 million. The increase is due primarily to previously announced capacity expansions to support growth within ASI’s key technology platforms in addition to increased investment in Valvoline’s digital infrastructure.

Free cash flow during the quarter was $130 million, bringing the total for the full year to $324 million. For fiscal 2016, we expect operating cash flow to increase by approximately $90 million for 2015. Earnings growth, reduced pension contributions and not having cash costs related to the restructuring program should be somewhat offset by increased investments in working capital leading to the year-over-year increase. The previously mentioned increase in capital spending should lead to free cash flow of $325-$350 million in 2016.

Ashland’s liquidity position remains very strong. At the fiscal year end, Ashland had approximately $2.3 billion of available liquidity, including $1.3 billion in cash. Nearly all of this cash is held outside the U.S.

Slide 10: Margin Profile Expectations – FY 2016 and Long Term

Each of Ashland’s business units continues to execute on the previously stated near- and long-term strategic goals. ASI, APM and Valvoline each generated adjusted EBITDA margins that met or exceeded our outlook for the fourth quarter and the full year. Management expects that continued execution will deliver results in 2016 with EBITDA margins exceeding 20 percent for Ashland overall.

ASI’s focus on the higher-value-added areas of the market, where underlying growth rates remain healthy, worked well throughout 2015. Looking forward, management expects ASI’s full-year EBITDA margin in fiscal 2016 to be around 24 percent. The long-term target remains in the range of 25-27 percent.

APM’s disciplined margin management yielded solid results in 2015. Consistent with these results and assuming the current raw-material environment remains unchanged, management expects full-year EBITDA margin in fiscal 2016 to be approximately 12 percent, consistent with 2015 results. We expect the long-term target to be in the range of 10-12 percent.

Valvoline continues to execute against its stated strategic goals and delivered strong results in 2015. Management expects full-year EBITDA margin in fiscal 2016 to be approximately 21 percent, consistent with 2015 results. We expect the long-term target to be in the range of 19-21 percent.

End of Prepared Remarks